As filed with the Securities and Exchange Commission on May 19, 2009
Registration No. 333-127022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OVERHILL FARMS, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction
of incorporation or organization)

75-2590292
(I.R.S. Employer Identification No.)

2727 East Vernon Avenue
Vernon, CA  90058
(Address of principal executive offices) (Zip code)

Amended and Restated 2002 Employee Stock Option Plan of Overhill Farms, Inc.
Amended and Restated 2005 Stock Plan of Overhill Farms, Inc.
(Full title of the Plan)

James Rudis
Chief Executive Officer and President
Overhill Farms, Inc.
2727 East Vernon Avenue
Vernon, CA  90058
(Name and address of agent for service)

(323) 582-9977
(Telephone number, including area code, of agent for service)

Copy to:

Gregg Amber, Esq.
Cristy Parker, Esq.
Rutan & Tucker, LLP
611 Anton Boulevard, 14th Floor
Costa Mesa, CA  92626
(714) 641-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer [ ]	Accelerated Filer [ X]
Non-Accelerated Filer [ ]	Smaller Reporting Company [ ]
(Do not check if smaller reporting company)

AMENDMENT PURPOSE

This post-effective amendment no. 1 to Form S-8 is being filed pursuant to Rule 462(d) solely for the purpose of updating the exhibit index contained in Item 8 of Part II of this registration statement on Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits

Exhibit Number	Exhibit
4.1 (1)	Amended and Restated 2005 Stock Plan of Overhill Farms, Inc. (Exhibit 10.8)
4.2 (*)	Form of Stock Option Agreement under Amended and Restated 2005 Stock Plan
4.3 (*)	Form of Restricted Stock Purchase Agreement under Amended and Restated 2005 Stock Plan
4.4 (1)	Amended and Restated 2002 Employee Stock Option Plan of Overhill Farms, Inc. (Exhibit 10.12)
4.5 (*)	Form of Stock Option Agreement under Amended and Restated 2002 Employee Stock Option Plan
5 (2)	Opinion of Rutan & Tucker, LLP
23.1 (2)	Consent of Rutan & Tucker, LLP (included in Exhibit 5)
23.2 (2)	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
24	Power of Attorney (contained on the signature page to the initial filing of this registration statement)

(*)	Filed herewith.

(1)	Incorporated by reference to the exhibit shown in parentheses included in the registrant’s Form 10-K for September 28, 2008.

(2)	Incorporated by reference to same exhibit number in the initial filing of this registration statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment no. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vernon, State of California, on May 19, 2009.

OVERHILL FARMS, INC.

By: /s/ James Rudis James Rudis
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment no. 1 to registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ James Rudis	President, Chairman of the Board, Chief	May 19, 2009
James Rudis	Executive Officer (principal executive officer)
and Director
/s/ Tracy E. Quinn	Interim Chief Financial Officer (principal	May 19, 2009
Tracy E. Quinn	financial and accounting officer)
/s/ Alexander Auerbach (*)	Director	May 19, 2009
Alexander Auerbach
/s/ Harold Estes (*)	Director	May 19, 2009
Harold Estes
/s/ Geoffrey A. Gerard (*)	Director	May 19, 2009
Geoffrey A. Gerard
/s/ Alexander Rodetis, Jr. (*)	Director	May 19, 2009
Alexander Rodetis, Jr.

(*) By: /s/ James Rudis
            James Rudis, Attorney-in-Fact

EXHIBITS FILED WITH THIS
POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT

Exhibit Number	Exhibit
4.2	Form of Stock Option Agreement under Amended and Restated 2005 Stock Plan
4.3	Form of Restricted Stock Purchase Agreement under Amended and Restated 2005 Stock Plan
4.5	Form of Stock Option Agreement under Amended and Restated 2002 Employee Stock Option Plan